EXHIBIT 23.1


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                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Registration Statement of Orient-Express Hotels Ltd. on Form S-3 of our report dated March 12, 2004, relating to the financial statements and financial statement schedule of Orient-Express Hotels Ltd., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption by Orient-Express Hotels Ltd. of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) appearing in the Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2003 and to the reference to us under the heading `Experts' in the Prospectus which is part of this Registration Statement.


/s/Deloitte & Touche LLP


New York, New York
February 25, 2005